Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, November 7, 2017

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND
    Cleveland, Ohio, November 7, 2017: NACCO Industries, Inc. (NYSE: NC) today announced that at its first regularly scheduled board meeting following the spin-off of Hamilton Beach Brands Holding Company ("Hamilton Beach Holding") on September 29, 2017, the Board of Directors declared a regular quarterly cash dividend of 16.5 cents per share.
NACCO and its predecessor public company, The North American Coal Corporation, have consistently paid dividends to public shareholders since 1956. The announcement of the 16.5 cents per share cash dividend payout for the fourth quarter establishes a new dividend level following the spin-off of Hamilton Beach Holding. The new dividend is equal to an annual rate of $0.66 per share. The dividends are payable on both the Class A and Class B Common Stock, and will be paid December 15, 2017 to stockholders of record at the close of business on December 1, 2017.

About NACCO Industries, Inc.
NACCO Industries, Inc. is an operating holding company for The North American Coal Corporation, which mines coal primarily for use in power generation and provides value-added services for natural resource companies.

# # #